Exhibit 10.2
DATED APRIL 23, 2008
MR HOLDINGS (HK) LIMITED
MR INVESTMENTS (HK) LIMITED
as Borrowers
MINDRAY MEDICAL INTERNATIONAL LIMITED
as Corporate Guarantor
and
BANK OF CHINA (HONG KONG) LIMITED
as Lender

LOAN AGREEMENT
US$141,400,000
TERM LOAN FACILITY

Baker & McKenzie
14th Floor, Hutchison House
Hong Kong

THIS AGREEMENT is made on the 23rd day of April 2008
BETWEEN:
(1)	MR HOLDINGS (HK) LIMITED (“MRH”) and MR INVESTMENTS (HK) LIMITED (“MRI”), each a company incorporated under the laws of Hong Kong of Units 13-14, 28th Floor, Convention Plaza Office Tower, 1 Harbour Road, Hong Kong as borrowers (the “Borrowers” and each a “Borrower”);

(2)	MINDRAY MEDICAL INTERNATIONAL LIMITED, a company incorporated under the laws of the Cayman Islands having its registered office at Century Yard, Cricket Square, Hutchins Drive, P.O. Box 2681 GT, George Town, Grand Caymans, British West Indies as corporate guarantor (the “Corporate Guarantor”); and

(3)	BANK OF CHINA (HONG KONG) LIMITED as lender (the “Lender”).
IT IS AGREED as follows:
1.	INTERPRETATION

1.1	Definitions. In this Agreement, unless the context requires otherwise:

“Acquisition” means the acquisition by the Corporate Guarantor of Datascope’s Patient Monitoring Business from the Vendor;

“Acquisition Agreement” means the asset purchase agreement dated 10 March 2008 executed between the Corporate Guarantor as purchaser and the Vendor as vendor for the sale and purchase of Datascope’s Patient Monitoring Business by the Vendor to the Corporate Guarantor;

“Acquisition Cost” means US$202,000,000 as stated in the Acquisition Agreement as the total acquisition cost payable by the Corporate Guarantor to the Vendor in respect of the Acquisition under the terms of the Acquisition Agreement;

“Advance” means the Advance under the Facility pursuant to Clause 4;

“Availability Period” means the period commencing on the date of this Agreement and ending on the earlier of (a) the date falling one (1) month after the date of this Agreement and (b) the date on which the Facility is fully drawn, cancelled or terminated under the provisions of this Agreement;

“BOC (HK) Shenzhen” means Bank of China (Hong Kong) Limited, Shenzhen Branch;

“BOC Shenzhen” means Bank of China Holdings Limited, Shenzhen Branch;

“Business Day” means a day (excluding Saturday and Sunday) on which banks are open for business in Hong Kong and, if on that day a payment is to be made under this Agreement, in New York City;

“Charge over Account (MRH)” means the charge over the MRH Account and the MRH Deposits executed or to be executed by MRH in form and substance satisfactory to the Lender;
“Charge over Account (MRI)” means the charge over the MRI Account and the MRI Deposits executed or to be executed by MRI in form and substance satisfactory to the Lender;
“CHATS” means the Clearing House Automated Transfer System operated by Hong Kong Interbank Clearing Limited;
“Corporate Guarantee” means the guarantee executed or to be executed by the Corporate Guarantor in the form and substance satisfactory to the Lender;
“Corporate Guarantor” means Mindray Medical International Limited, an exempted company with limited liability under the Companies Law of the Cayman Islands with its registered office at Century Yard, Cricket Square, Hutchins Drive, P.O. Box 2681 GT, George Town, Grand Cayman, British West Indies;
“Covered Amount” means such amount equivalent to the aggregate of the following:
(a)	the US$ Equivalent Amount of the amount of the Shenzhen Mindray Deposit; and

(b)	the US$ Equivalent Amount of the total value of Financial Products deposited with or held in the Shenzhen Mindray Securities Account;
“Datascope’s Patient Monitoring Business” means the Patient Monitoring Business (as defined in the Acquisition Agreement);
“Dollars” and “US$” mean the lawful currency for the time being of the United States of America;
“Encumbrance” means:
(a)	any mortgage, charge, pledge, lien, encumbrance, hypothecation or other security interest or security arrangement of any kind;

(b)	any arrangement whereby any rights are subordinated to any rights of any third party;

(c)	any contractual right of set–off; and

(d)	the interest of a vendor or lessor under any conditional sale agreement, lease, hire purchase agreement or other title retention arrangement other than an interest in a lease or an operating lease or hire purchase agreement which arose in the ordinary course of business;
provided that “Encumbrance” shall not include any licensing of intellectual property rights or any agreement to sell;

“Event of Default” means any event or circumstance specified as such in Clause 14;
“Facility” means the loan facility to be made available under this Agreement;
“Finance Document” means this Agreement, any Security Document and any other document designated as such by the Lender and the Borrowers;
“Financial Products” means all deposits or principal protection financial products of such nature and quantities reasonably acceptable to the Lender deposited in the Shenzhen Mindray Securities Account from time to time;
“Floating Charge (MRH)” means the floating charge executed or to be executed by MRH in form and substance satisfactory to the Lender;
“Floating Charge (MRI)” means the floating charge executed or to be executed by MRI in form and substance satisfactory to the Lender;
“Group” means the Borrowers, Shenzhen Mindray, the Corporate Guarantor and their respective Subsidiaries;
“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;
“Individual Guarantee” means the guarantee executed or to be executed by the Individual Guarantors in form and substance satisfactory to the Lender;
“Individual Guarantors” means Mr. Li and Mi. Xu; “Individual Guarantor” means either one of them;
“Interest Payment Date” means the last day of an Interest Period;
“Interest Period” means an interest period ascertained in accordance with Clause 5;
“LIBOR” means, in relation to any relevant sum and any relevant period:
(a)	the rate shown on the Telerate Monitor Screen as being the rate per annum at which Dollar deposits are offered for a period equal or comparable to such period at or about 11:00 a.m. (London time) on the second London Business Day before the first day of such period; for this purpose “Telerate Monitor Screen” means the display designated as page “3750” on the Telerate Monitor system or such other page as may replace page “3750” on that system for the purpose of displaying offered rates for Dollar deposits; or

(b)	if at or about such time on the relevant day no such rate appears on the Telerate Monitor Screen, the rate determined by the Lender to be the arithmetic mean of the rate determined by the Lender as being the rate per annum at which Dollar deposits in an amount comparable to such sum are offered to the Lender for such period by prime banks in the London interbank market at or about 11:00 a.m. (London time) on the second London Business Day before the first day of such period;
“Loan” means the aggregate principal amount drawn and for the time being outstanding under the Facility;
“London Business Day” means a day on which Dollar deposits may be dealt in on the London interbank market;
“Margin” means:
(a)	with respect to such part of the Loan in an amount equivalent to Covered Amount, 1.0%; and

(b)	with respect to the remaining part of the Loan, 3%;
“Material Adverse Effect” means a material adverse effect on:
(a)	the ability of the Borrowers or any Security Provider to perform its obligations under any of the Finance Documents to which it is or is to be a party;

(b)	the business, operations, assets, financial or other condition or prospects of the Borrowers or any Security Provider or their respective Holding Companies and Subsidiaries; or

(c)	the validity or enforceability of any Finance Document or the rights or remedies of the Lender under the Finance Documents;
“MOC” means the Ministry of Commerce of the PRC or its relevant delegate in Shenzhen;
“Monitoring Agreement (Cash)” means the monitoring agreement with respect to the Shenzhen Mindray Deposit executed or to be executed by the Borrowers, Shenzhen Mindray and BOC (HK) Shenzhen in form and substance satisfactory to the Lender;
“Monitoring Agreement (Financial Products)” means the monitoring agreement with respect to the Shenzhen Mindray Securities Account executed or to be executed by the Borrowers, Shenzhen Mindray and BOC Shenzhen in form and substance satisfactory to the Lender;
“MRH Account” means the account(s) of MRH opened or to be opened with the Lender, details of which are specified in Charge over Account (MRH);
“MRI Account” means the account(s) of MRI opened or to be opened with the Lender, details of which are specified in Charge over Account (MRI);
“MRH Deposits” means the fixed or time deposits of MRH deposited or to be deposited with the Lender and referred to in the Charge over Account (MRH) as the “Charged Deposits”;

“MRI Deposits” means the fixed or time deposits of MRI deposited or to be deposited with the Lender and referred to in the Charge over Account (MRI) as the “Charged Deposits”;
“Mr. Li” means Mr. Li Xiting , holder of PRC passport number G10609378;
“Mr. Xu” means Mr. Xu Hang , holder of PRC passport number G18363785;
“Notice of Drawing” means a notice in the form set out in Appendix 1;
“Potential Event of Default” means any event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of the foregoing) be an Event of Default;
“PRC” means the People’s Republic of China;
“Repayment Date” means a repayment date under Clause 6.1; and “Repayment Dates” means all such repayment dates;
“RMB” means the lawful currency for the time being of the PRC;
“SAIC” means the State Administration of Industry and Commerce of the PRC or its relevant delegate in Shenzhen;
“Security Documents” means the Corporate Guarantee, Individual Guarantee, the Undertaking Letter, the Subordination Deed (MRH), the Subordination Deed (MRI), the Charge over Account (MRH), the Charge over Account (MRI), the Floating Charge (MRH), the Floating Charge (MRI), the Monitoring Agreement (Cash), the Monitoring Agreement (Financial Products) and any other document executed from time to time by whatever person as a further guarantee of or security for all or any part of the Borrowers’ obligations under this Agreement;
“Security Provider” means each of the Corporate Guarantor, the Individual Guarantors, Shenzhen Mindray and, where the context permits, any person other than the Borrowers which has provided or subsequently provides a guarantee of or security for all or any part of the Borrowers’ obligations under this Agreement;
“Shenzhen Mindray” Shenzhen Mindray Bio-Medical Electronics Co., Ltd. , a company incorporated under the laws of the PRC with its registered address at ;
“Shenzhen Mindray Deposit” means the deposit of Shenzhen Mindray deposited or to be deposited by Shenzhen Mindray with BOC (HK) Shenzhen, details of which are specified in the Monitoring Agreement (Cash);

“Shenzhen Mindray Securities Account” means the securities account opened or to be opened by Shenzhen Mindray with BOC Shenzhen, details of which are specified in the Monitoring Agreement (Financial Products);

“Spot Rate” means in respect of any currency and on the relevant date, the rate quoted by the Lender as the spot rate for the purchase by the Lender of such currency with any other relevant currency through its principal foreign exchange trading office at approximately 11:00 a.m. (Hong Kong time) on that date; provided that the Lender may obtain such spot rate from another financial institution designated if the Lender does not have as of the date of determination a spot buying rate for any such currency;

“Subordination Deed (MRH)” means the deed of subordination and assignment with respect to all loans granted by the Corporate Guarantor to MRH executed or to be executed by the Corporate Guarantor and MRH in form and substance satisfactory to the Lender;

“Subordination Deed (MRI)” means the deed of subordination and assignment with respect to all loans granted by the Corporate Guarantor to MRI executed or to be executed by the Corporate Guarantor and MRI in form and substance satisfactory to the Lender;

“Subsidiary” in relation to any company means any other company or other entity directly or indirectly under the control of the first–mentioned company; for this purpose “control” means ownership of more than fifty per cent (50%) of the voting share capital or equivalent right of ownership of such company or entity, or power to direct its policies and management whether by contract or otherwise and “Holding Company” in relation to any company means the company of which such last–mentioned company is a Subsidiary;

“Undertaking Letter” means the letter of undertaking executed or to be executed by Shenzhen Mindray in form and substance satisfactory to the Lender;

“US$ Equivalent Amount” means the amount in Dollars equivalent to the relevant amount in the relevant currency at the Spot Rate of Dollars as calculated by the Lender from time to time;

“Vendor” means Datascope Corp., a company incorporated under the laws of Delaware with its registered address at 14 Philips Parkway, Montvale, NJ, USA.

1.2	Construction. In this Agreement, unless the context requires otherwise, any reference to:

an “authorisation” includes any approvals, consents, licences, permits, franchises, permissions, registrations, resolutions, directions, declarations and exemptions;

an Event of Default or Potential Event of Default which is “continuing” means an Event of Default or Potential Event of Default which has not been remedied or waived;

“including” or “includes” means including or includes without limitation;
“indebtedness” includes any obligation of any person for the payment or repayment of money, whether present or future, actual or contingent, including but not limited to any such obligation:
(a)	under or in respect of any acceptance, bill, bond, debenture, note or similar instrument;

(b)	under or in respect of any guarantee, indemnity, counter–security or other assurance against financial loss;

(c)	in respect of the purchase, hire or lease of any asset or service; or

(d)	in respect of any indebtedness of any other person whether or not secured by or benefitting from a Encumbrance on any property or asset of such person;
“law” and/or “regulation” includes any constitutional provisions, treaties, conventions, statutes, acts, laws, decrees, ordinances, subsidiary and subordinate legislation, orders, rules and regulations having the force of law and rules of civil and common law and equity;

an “order” includes any judgment, injunction, decree, determination or award of any court, arbitration or administrative tribunal;

a “person” includes any individual, company, body corporate or unincorporate or other juridical person, partnership, firm, joint venture or trust or any federation, state or subdivision thereof or any government or agency of any thereof;

“tax” includes any tax, levy, duty, charge, impost, fee, deduction or withholding of any nature now or hereafter imposed, levied, collected, withheld or assessed by any taxing or other authority and includes any interest, penalty or other charge payable or claimed in respect thereof and “taxation” shall be construed accordingly.

1.3	Successors and Assigns. The expressions “Borrowers” and “Lender” shall where the context permits include their respective successors and permitted assigns and any persons deriving title under them.

1.4	Miscellaneous. In this Agreement, unless the context requires otherwise, references to statutory provisions shall be construed as references to those provisions as replaced, amended, modified or re–enacted from time to time; words importing the singular include the plural and vice versa and words importing a gender include every gender; references to this Agreement or any other Finance Document shall be construed as references to such document as the same may be amended, supplemented or novated from time to time; unless otherwise stated, references to Clauses, the Schedule and Appendices are to clauses of and the schedule and appendices to this Agreement and references to this Agreement include its Schedules and Appendices (if any). Clause headings are inserted for reference only and shall be ignored in construing this Agreement.

2.	THE FACILITY

2.1	Amount. Subject to the terms and conditions of this Agreement, the Lender agrees to make the Facility available to the Borrowers at any time during the Availability Period, and the aggregate principal amount of the Facility available to the Borrowers is the lower of US$141,400,000 and 70% of the Acquisition Cost.

2.2	Purpose. The proceeds of the Facility shall be used exclusively for financing part of the Acquisition Cost.

2.3	Borrowers’ Joint and Several Liability. Unless expressly provided to the contrary, each reference to the “Borrowers” in this Agreement and in the other Finance Documents shall be construed as a reference to each or any one of them respectively and any reference to a “Borrower” shall be construed as a reference to any or all of them and each obligation of the Borrowers imposed by this Agreement shall be construed as creating joint and several obligations on each of the Borrowers, and the provisions of this Agreement shall be applied accordingly. Each Borrower agrees and consents to be bound by this Agreement notwithstanding that any of the other of them who was intended to be bound may not be effectively bound and notwithstanding that this Agreement may be invalid or cease to be binding as a continuing obligation or to be unenforceable against any other of them whether or not the deficiency is known to the others or to the Lenders. The Lenders shall, subject to the terms of this Agreement, be at liberty to release any Borrower from its obligations under this Agreement and to compound with or otherwise vary or agree to vary the liability of or to grant time or indulgence to or make other arrangements with any of them without prejudicing or affecting the rights and remedies of the Lenders against the other Borrower.

3.	CONDITIONS PRECEDENT

3.1	Conditions. The Lender shall not be obliged to make the Advance to the Borrowers unless it shall have received:
Loan Agreement

(a)	this Agreement duly executed by the Borrowers and the Corporate Guarantor;

Corporate Documents

(b)	in relation to each Borrower, certified true copies of:
(i)	its certificate of incorporation, memorandum and articles of association;

(ii)	its current Hong Kong business registration certificate;

(iii)	a list of its directors with their specimen signatures;

(iv)	a list of its shareholders and their respective shareholdings;

(v)	resolutions of its board of directors approving the borrowing and the giving of security on the terms of this Agreement and the Security Documents to which it is a party and authorising a person or persons to execute this Agreement, the relevant Security Documents, all Notices of Drawing and any other notices or documents required in connection herewith or therewith, and the specimen signature(s) of such person(s);
(c)	in relation to the Corporate Guarantor, certified true copies of:
(i)	each of the documents mentioned in paragraph (b) (i) and (iii) inclusive mutatis mutandis;

(ii)	resolutions of its board of directors approving the execution of this Agreement and the relevant Security Documents to which it is a party and authorising a person or persons to execute this Agreement, such Security Documents and any other notices and documents required in connection therewith, and the specimen signature(s) of such person(s);
(d)	in relation to Shenzhen Mindray, certified true copies of :
(i)	its articles of association;

(ii)	its current business licence issued by the SAIC;

(iii)	its certificate of approval and approval documents issued by MOC with respect to its establishment and article of association;

(iv)	a list of its directors with their specimen signatures;

(v)	resolutions of its board of directors approving the execution of the relevant Security Documents to which it is a party and the transactions contemplated thereunder and authorising a person or persons to execute such Security Documents and any other notices or documents required in connection therewith;

(vi)	the verification report issued by a public accountant acceptable to the Lender showing that all its registered capital in the amount of RMB350,000,000 has fully been paid up by the Borrowers;
(e)	in relation to each of the Individual Guarantors, certified true copies of his PRC passport;

Security Documents

(f)	the Corporate Guarantee duly executed by the Corporate Guarantor;

(g)	the Individual Guarantee duly executed by each Individual Guarantor together with the related warning notices;

(h)	the Undertaking Letter duly executed by Shenzhen Mindray;

(i)	the Subordination Deed (MRH) duly executed by the Corporate Guarantor and MRH;

(j)	the Subordination Deed (MRI) duly executed by the Corporate Guarantor and MRI;

(k)	the Charge over Account (MRH) duly executed by MRH and all other documents required pursuant thereto;

(l)	the Charge over Account (MRI) duly executed by MRI and all other documents required pursuant thereto;

(m)	the Floating Charge (MRH) duly executed by MRH;

(n)	the Floating Charge (MRI) duly executed by MRI;

Miscellaneous

(o)	evidence satisfactory to the Lender that the Shenzhen Mindray Deposit, being a deposit of not less than RMB300,000,000 have been deposited with BOC (HK) Shenzhen;

(p)	evidence satisfactory to the Lender that deposits or principal protection financial products of such nature and quantities acceptable to the Lender in an aggregate value (calculated at the time when such deposits or financial products are deposited into the Shenzhen Mindray Securities Account) of not less than RMB600,000,000 (or its equivalent amount in any other currency(ies) acceptable to the Lender) have been deposited with and standing to the credit of the Shenzhen Mindray Securities Account;

(q)	certified copy of the Acquisition Agreement;

(r)	evidence satisfactory to the Lender that the Group has financial resources for the payment of not less than $60,060,000 as the balance of the Acquisition Cost;

(s)	evidence that all authorisations have been obtained and all necessary filings, registrations and other formalities have been or will be completed in order to ensure that the Finance Documents are valid and enforceable and to preserve the Lender’s priority under any Security Document (the Lender’s legal counsel shall file the Charge over Account (MRH), the Charge over Account (MRI), the Floating Charge (MRH) and the Floating Charge (MRI) with the Hong Kong Companies Registry, which are the only actions required to be undertaken in Hong Kong with effect to this condition);

(t)	legal opinions from counsels to the Lender covering such matters of Hong Kong and Cayman Islands in form and substance reasonably satisfactory to the Lender;

(u)	written confirmation of acceptance of appointment from each agent for service of process named in each other Finance Document.
3.2	Form of Documents and Evidence. All the documents and evidence referred to in Clause 3.1 shall be in form and substance reasonably satisfactory to the Lender. Copies required to be certified shall be certified in a manner satisfactory to the Lender by a director or responsible officer of the Borrowers or other party concerned.

4.	ADVANCES

4.1	Availability of Advances. Subject to Clause 4.2 and the other terms and conditions of this Agreement, the Borrowers may request the making of the Advance up to the full amount available under the Facility on any Business Day during the Availability Period.

4.2	Conditions to the Making of Advances. The making of the Advance is also subject to the conditions that:
(a)	the requirements of Clause 3 shall have been satisfied before the Notice of Drawing is given or at such later time as the Lender may agree;

(b)	the Lender shall have received not later than 12:00 noon (Hong Kong time) on the second (2nd) Business Day before the date on which the Advance is to be made a duly completed and signed original Notice of Drawing;

(c)	the Lender shall have received evidence satisfactory to it that:
(i)	the full amount of the Acquisition Cost has become due and payable;

(ii)	the proceeds of the Facility has been or will be contemporaneously with the making of the Advance deposited with an account of the Vendor for the payment of the Acquisition Cost; and

(iii)	the balance of the Acquisition Cost has been or will be contemporaneously with the making of the Advance fully paid by the Group to the Vendor.
(d)	the Lender shall be satisfied that the Advance will not result in the Loan being in excess of 70% of the Acquisition Cost;

(e)	no Event of Default or Potential Event of Default shall have occurred (or will occur as a result of the Advance being made) and all representations and warranties made by the Borrowers in or in connection with this Agreement shall be true and correct in all material respects as at the date such Advance is to be made with reference to the facts and circumstances then subsisting; and

(f)	not later than 11:00 a.m. (Hong Kong time) on the date on which the Advance is to be made, the Lender shall have received and found satisfactory such additional information, legal opinions and documents relating to the Borrowers or any Security Provider or any Finance Document as the Lender may reasonably require as a result of circumstances arising or becoming known to the Lender since the date of this Agreement.
4.3	Notice of Drawing Irrevocable. The Notice of Drawing once given shall be irrevocable and the Borrowers shall be bound to draw the Advance in accordance therewith, except as otherwise provided in this Agreement. If for any reason the Advance is not made in accordance with the Notice of Drawing, the Borrowers shall on demand pay to the Lender such amount (if any) as the Lender may certify to be necessary to compensate it for any loss or expense incurred in liquidating or redeploying funds arranged for the purpose of the proposed Advance or in terminating any such arrangement or any hedging arrangement in respect of this Agreement or otherwise as a consequence of the proposed Advance not having been made in accordance with the Notice of Drawing.

4.4	Cancellation. Any part of the Facility undrawn at the end of the Availability Period shall be cancelled.

5.	INTEREST

5.1	Interest. The Borrowers shall pay interest on the Loan in accordance with the provisions of this Clause.

5.2	Interest Periods. The Interest Periods applicable to the Loan shall be one (1), two (2), three (3) or (subject to availability) six (6) months as selected by the Borrowers in accordance with Clause 5.3, Provided that:
(a)	the first Interest Period in relation to the Advance shall commence on the date on which the Advance is made;

(b)	each subsequent Interest Period shall commence on the last day of the preceding Interest Period;

(c)	any Interest Period which would otherwise end on a non–Business Day shall instead end on the next following Business Day or, if that Business Day is in another calendar month, on the immediately preceding Business Day;

(d)	if any Interest Period commences on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month one (1), two (2), three (3) or six (6) months thereafter as the case may be, that Interest Period shall, subject to paragraph (e), end on the last Business Day of such later calendar month; and

(e)	any Interest Period which would otherwise extend beyond a Repayment Date shall instead end on that Repayment Date, subject to adjustment in accordance with Clause 11.4.

5.3	Selection. Subject to Clause 5.2, the Borrowers may select the length of an Interest Period by written notice to be received by the Lender not later than 12:00 noon (Hong Kong time) on the third (3rd) Business Day before the start of that Interest Period, and if the Borrowers do not give such a notice it shall be deemed to have selected a three (3) month Interest Period.

5.4	Unavailability of Deposits. If the Borrowers selects a six (6) month Interest Period and the Lender determines (which determination shall be conclusive and binding) that six (6) month deposits in the relevant amount and currency are not for the time being available in the London interbank market, the Borrowers shall, subject as aforesaid, be deemed to have selected a three (3) month Interest Period.

5.5	Rate and Calculation. The rate of interest applicable to the Loan or the relevant part thereof for each Interest Period shall be the rate per annum determined by the Lender to be the aggregate of LIBOR for that Interest Period and the Margin. Interest shall accrue from day to day, shall be calculated on the basis of the actual number of days elapsed and a 360 day year, including the first day of the period during which it accrues but excluding the last, and shall be paid in arrear on each Interest Payment Date.

6.	REPAYMENT, PREPAYMENT AND CANCELLATION

6.1	Repayment. The Borrowers shall repay the Loan by three (3) successive instalments on the following dates and in the following amount:

Instalment	Date of Repayment	Repayment Amount
1st	the date falling 13 months after the date of Advance	US$47,100,000

2nd	the date falling 15 months after the date of Advance	US$47,100,000

3rd	the date falling 18 months after the date of Advance	US$47,200,000
Any prepayment pursuant to Clause 6.2 or cancellation pursuant to Clause 4.4 or 6.5 shall reduce the amount of the repayment instalments in forward order of maturity.

6.2	Voluntary Prepayment. The Borrowers may prepay all or part of the Loan on any Business Day after the end of the Availability Period, Provided that:
(a)	the Borrowers shall have given to the Lender not less than seven (7) Business Days’ prior written notice specifying the amount and date of prepayment;

(b)	the amount of any partial prepayment shall be at least US$1,000,000 and an integral multiple thereof (except for the prepayment of the remaining balance of the Loan);

(c)	all other sums then due and payable under this Agreement shall have been paid; and

(d)	if the prepayment is made on a date falling within nine (9) months after the date of the Advance, at the time of prepayment the Borrowers shall pay to the Lender a prepayment fee equal to 0.1% of the amount prepaid;

(e)	if such prepayment is not made on the last day of an Interest Period applicable to the amount to be prepaid, the Borrower shall also pay to the Lender the amount required under Clause 6.4.
6.3	Provisions applicable to Prepayments. Any notice of prepayment given by the Borrowers under any provision of this Agreement shall be irrevocable and the Borrowers shall be bound to make a prepayment in accordance therewith. The Borrowers may not prepay the Loan or any part thereof except in accordance with the express terms of this Agreement. Amounts prepaid may not be reborrowed under this Agreement.

6.4	Other Amounts. If the Loan or any part thereof is prepaid under any provision of this Agreement on a date other than the last day of an Interest Period, the Borrowers shall also pay to the Lender:
(a)	at the time of prepayment, all interest and commitment fee (if any) accrued up to the date of prepayment and all other sums payable by the Borrowers under this Agreement; and

(b)	on demand, such amount as the Lender may calculate (with reasonable computation) to be necessary to compensate it for any loss or expense incurred as a consequence of such prepayment (including any loss incurred in liquidating or redeploying funds acquired to fund or maintain the Loan or in terminating any such arrangement or any hedging arrangement in respect of this Agreement).
6.5	Voluntary Cancellation. The Borrowers may cancel all or any part of the undrawn Facility before the end of the Availability Period by giving to the Lender not less than seven (7) Business Days’ prior written notice, Provided that:
(a)	the amount of any partial cancellation shall be at least US$1,000,000 and an integral multiple thereof (except for the cancellation of the remaining balance of the Facility); and

(b)	on the date on which the cancellation is to take effect the Borrowers shall pay to the Lender a cancellation fee equal to 0.2% of the amount cancelled.
Once given, any such notice of cancellation shall be irrevocable.

6.6	Final Repayment. The balance (if any) of the Loan together with all accrued interest and other monies outstanding in connection with the Facility shall be repaid on the date of the last repayment instalment ascertained pursuant to this Clause.

7.	MARKET DISRUPTION

7.1	Market Disruption. If in relation to any Interest Period the Lender determines (which determination shall be conclusive and binding) that:
(a)	by reason of circumstances affecting the London interbank market generally, adequate and fair means do not exist for ascertaining LIBOR for that Interest Period; or

(b)	deposits in Dollars in the required amount for the relevant Interest Period are not available to the Lender in the London interbank market or that LIBOR does not adequately reflect the cost to the Lender of obtaining funds for that Interest Period, the Lender shall promptly notify the Borrowers accordingly, and no Advance shall be made unless and until an alternative basis is agreed in accordance with Clause 7.2.

7.2	Alternative Basis by Agreement. Immediately following such notification, the parties hereto shall negotiate in good faith with a view to agreeing upon an alternative basis for funding the Loan and determining the applicable interest rate, periods and payment dates. If an alternative basis is agreed in writing within a period of thirty (30) days after such notification or such longer period for discussion as the parties may agree, the alternative basis shall take effect in accordance with its terms.

7.3	Alternative Basis Determined by Lender for Outstanding Advances. If an alternative basis is not so agreed and the Advance has been made, the Borrowers shall pay interest to the Lender on the Loan for the relevant Interest Period at the rate per annum determined by the Lender to be equal to the aggregate of (a) the Margin and (b) the cost (expressed as an annual interest rate) to the Lender of funding or maintaining the Loan during the relevant Interest Period.

7.4	Cancellation and Prepayment. If an alternative basis is not so agreed pursuant to Clause 7.2:
(a)	if no Advance has been made, the Facility shall be cancelled and all sums outstanding under this Agreement shall be paid to the Lender at the end of the period for negotiation ascertained in accordance with Clause 7.2; or

(b)	if the Advance has been made, the Borrowers may elect to prepay the Loan, by giving written notice to the Lender specifying a prepayment date which is not less than seven (7) Business Days after such notice is given. On the specified date the Facility shall be cancelled and the Borrowers shall prepay the Loan in full together with interest thereon from the beginning of the relevant Interest Period to the date of prepayment. For this purpose, the interest rate from time to time applicable to the Loan shall be the rate ascertained in accordance with Clause 7.3 in relation to the relevant period.

8.	CHANGE OF LAW OR CIRCUMSTANCES

8.1	Unlawfulness. If it becomes, or it becomes apparent that it is or will be, unlawful or contrary to any requirement of any governmental, fiscal, monetary or other authority (whether or not having the force of law) for the Lender to give effect to its obligations hereunder, the Lender shall so notify the Borrowers, whereupon the Facility shall be cancelled. The Borrowers shall forthwith after such notification, or such longer period as the Lender may certify as being permitted by the relevant law, prepay the Loan in full together with interest accrued thereon to the date of prepayment and any other monies owing hereunder.

8.2	Increased Cost. If the Lender determines that the introduction of, or any change in, any applicable law or regulation or in the interpretation or application thereof or compliance by the Lender or any Holding Company of the Lender with any applicable direction, request or requirement (whether or not having the force of law, and including any such direction, request or requirement which affects the manner in which the Lender or any Holding Company of the Lender is required to or does allocate or maintain capital in support of its assets or liabilities) of any competent governmental, monetary, fiscal or other authority does or will:
(a)	subject the Lender or any Holding Company of the Lender to any tax or other payment with reference to sums advanced or to be advanced by the Lender or payable by the Borrowers under this Agreement (except (i) tax on the Lender’s overall net income in the jurisdiction of its principal office or (ii) as referred to in Clause 9); or

(b)	impose on the Lender or any Holding Company of the Lender any other condition the effect of which is to (i) increase the cost to the Lender or its Holding Company of the Lender making available the Facility or funding or maintaining the Loan or (ii) reduce the amount of any payment receivable by, or the effective return to, the Lender in respect of the Facility or (iii) impose a cost on the Lender or any Holding Company of the Lender resulting from its making available the Facility or funding or maintaining the Loan;
the Lender may so notify the Borrowers, and the Borrowers shall from time to time upon demand (whether or not the Loan has been repaid) pay to the Lender such amounts as the Lender may certify to be necessary to compensate it or its Holding Company for such tax, payment, increased cost or reduction (each an “increased cost”). Where such increased cost arises from circumstances contemplated above which affect the Lender’s business generally or the manner in which or extent to which the Lender allocates capital resources, the Lender shall be entitled to such increased cost as it determines and certifies is fairly allocable to the Facility and/or the Loan. Nothing in this Clause 8.2 shall require the Lender to disclose confidential information relating to the organisation of its business or the business of any Holding Company. The Borrowers and the Lender shall discuss whether any alternative arrangement may be made to avoid such increased cost. So long as the circumstances giving rise to such increased cost continue, the Borrowers may, after giving the Lender not less than thirty (30) days’ prior written notice, prepay the whole (but not only part) of the Loan in accordance with Clauses 6.3 and 6.4 without payment of any further fee or premium, and upon the giving of such notice the Facility shall be cancelled.

9.	TAXES AND OTHER DEDUCTIONS

9.1	No Deductions or Withholdings. All sums payable by the Borrowers under this Agreement shall be paid in full without set–off or counterclaim or any restriction or condition and free and clear of any tax or other deductions or withholdings of any nature. If the Borrowers or any other person is required by any law or regulation to make any deduction or withholding (on account of tax or otherwise) from any payment, the Borrowers shall, together with such payment, pay such additional amount as will ensure that the Lender receives (free and clear of any tax or other deductions or withholdings) the full amount which it would have received if no such deduction or withholding had been required. The Borrowers shall promptly forward to the Lender copies of official receipts or other evidence showing that the full amount of any such deduction or withholding has been paid over to the relevant taxation or other authority.

9.2	Advance Notification. If at any time the Borrowers become aware that any such deduction, withholding or payment contemplated by Clause 9.1 is or will be required, it shall immediately notify the Lender and supply all available details thereof.

10.	FEES AND EXPENSES

10.1	Arrangement Fee. The Borrowers shall pay to the Lender an arrangement fee of US$890,820 within seven (7) Business Days after the date of this Agreement but in any event before the date of the Advance. This fee is non-refundable under all circumstances.

10.2	Expenses. The Borrowers shall forthwith on demand and whether or not the Advance is made pay to or reimburse the Lender for all reasonable costs, charges and expenses (including legal and other fees on a full indemnity basis and printing, translation, communication, advertisement, travel and all other out–of–pocket expenses) incurred by it in connection with:
(a)	the negotiation, preparation, execution and (where relevant) registration of the Finance Documents and any other documentation required thereunder;

(b)	the arrangement of the Facility;

(c)	any amendment to any Finance Document; and

(d)	any inspection, calculation, approval, consent or waiver to be conducted, made or given by the Lender pursuant to any provision of any Finance Document.
10.3	Enforcement Costs. The Borrowers shall from time to time forthwith on demand pay to or reimburse the Lender for all costs, charges and expenses (including legal and other fees on a full indemnity basis and all other out–of–pocket expenses) incurred by it in exercising any of its rights or powers under any Finance Document or in suing for or seeking to recover any sums due under any Finance Document or otherwise preserving or enforcing its rights under any Finance Document or in defending any claims brought against it in respect of any Finance Document or in releasing or re–assigning any Security Document.

10.4	Taxes. The Borrowers shall pay all present and future stamp and other like duties and taxes and all notarial, registration, recording and other like fees which may be payable in respect of any Finance Document and shall indemnify the Lender against all liabilities, costs and expenses which may result from any default in paying such duties, taxes or fees.

11.	PAYMENTS AND EVIDENCE OF DEBT

11.1	Advances. Amounts to be advanced by the Lender under this Agreement shall be made available to the Borrowers by payment to such account of the Vendor for the payment of the Acquisition Cost in New York City as the Borrowers shall have previously agreed with the Lender.

11.2	Payments by Borrowers. All payments by the Borrowers under this Agreement shall be made to the Lender by the Lender debiting (and the Borrowers hereby irrevocably authorise the Lender to debit) the relevant amount from the MRH Account and/or the MRI Account in accordance with relevant provisions under the Finance Documents or by remittance to the Lender via CHATS (quoting the references as from time to time specified by the Lender).

11.3	Allocation of Receipts. If any amount received by the Lender is less than the full amount due, the Lender shall have the right to allocate the amount received towards principal, interest and/or other sums owing hereunder as it considers appropriate.

11.4	Business Days. If any sum would otherwise become due for payment on a non–Business Day that sum shall become due on the next following Business Day and interest shall be adjusted accordingly, except that if any repayment due under Clause 6.1 would then become due in another calendar month such repayment shall become due on the immediately preceding Business Day.

11.5	Evidence of Debt. The Lender shall maintain on its books in accordance with its usual practice a set of accounts recording the amounts from time to time owing by the Borrowers hereunder. In any legal proceeding and otherwise for the purposes of this Agreement the entries made in such accounts shall, in the absence of manifest error, be conclusive and binding on the Borrowers as to the existence and amounts of the obligations of the Borrowers recorded therein.

11.6	Certificate Conclusive and Binding. Where any provision of this Agreement provides that the Lender may certify or determine an amount or rate payable by the Borrowers, a certificate by the Lender as to such amount or rate shall be conclusive and binding on the Borrowers in the absence of manifest error.

12.	REPRESENTATIONS AND WARRANTIES

12.1	Representations and Warranties. Each of the Borrowers and the Corporate Guarantor represents and warrants to the Lender that:
(a)	Status: in respect of each of the Borrowers, it is a company duly incorporated with limited liability and validly existing under the laws of Hong Kong, in respect of the Corporate Guarantor, it is an exempted company with limited liability and validly existing under the laws of the Cayman Islands, and each has full power and capacity, authority and legal right to own its property and assets and to carry on its business;

(b)	Power and authority: it has full power and capacity, authority and legal right to enter into and engage in the transactions contemplated by the Finance Documents to which it is a party and has taken or obtained all necessary corporate and other action and consents to authorise the execution and performance of the Finance Documents to which it is a party;

(c)	Binding obligations: subject to the qualifications contained in the legal opinions referred to in Clause 3.1(t), the Finance Documents to which it is a party constitute, or when executed and delivered will constitute its legal, valid and binding obligations enforceable in accordance with their terms;

(d)	No conflict with other obligations: neither the execution of the Finance Documents to which it is a party nor the performance by it of any of its obligations or the exercise of any of its rights thereunder will conflict with or result in a breach of any law, regulation, judgment, order, authorisation, agreement or obligation applicable to it or cause any limitation placed on it or the powers of its directors to be exceeded or result in the creation of or oblige it to create an Encumbrance in respect of any of its property or assets except in favour of the Lender under or pursuant to the Security Documents to which it is a party or otherwise permitted by Clause 13.2(g);

(e)	Authorisations: all authorisations required from any governmental or other authority or from any of its shareholders or creditors for or in connection with the execution, validity and performance of the Finance Documents to which it is a party have been obtained and are in full force and effect or, by the date on which the Notice of Drawing is given, will have been obtained and be in full force and effect and there has been no default under the conditions of any of the same;

(f)	No filings or taxes: except for (i) the keeping of a register of mortgages and charges in respect of the Subordination Deed (MRH) and the Subordination Deed (MRI) at the registered office of the Corporate Guarantor, (ii) the registration of the Charge over Account (MRH), the Charge over Account (MRI), the Floating Charge (MRH) and the Floating Charge (MRI) with the Hong Kong Companies Registry, it is not necessary in order to ensure the validity, enforceability, priority or admissibility in evidence in proceedings of any of the Finance Documents in Hong Kong, Cayman Islands, PRC, New York or any other relevant jurisdiction that any of them or any other document be filed or registered with any authority in Hong Kong, Cayman Islands, PRC, New York or elsewhere or that any tax be paid in respect thereof;

(g)	No litigation: no litigation, arbitration or administrative proceeding is currently taking place or pending or, to its knowledge, threatened against it or its assets or revenues that would reasonably be likely to result in a Material Adverse Effect;

(h)	No default: it is not in default under any law, regulation, judgment, order, authorisation, agreement or obligation applicable to it or its assets or revenues, the consequences of which default could have a Material Adverse Effect, and no Event of Default or Potential Event of Default has occurred;

(i)	No Encumbrances: no Encumbrance exists over all or any part of its property, assets or revenues except as created by the Security Documents or liens arising by operation of law in the ordinary course of business or as previously disclosed in writing to and agreed by the Lender or otherwise permitted by Clause 13.2(g);

(j)	No indebtedness: it has no indebtedness to any party except indebtedness (including trade payables) arising in the ordinary course of its business or as previously disclosed in writing to and agreed by the Lender or otherwise permitted by Clause 13.2(h);

(k)	Financial statements: in respect of the Borrowers and the Corporate Guarantor only, its most recent audited consolidated financial statements for the time being (including the audited profit and loss account and balance sheet) were prepared in accordance with applicable laws and regulations and generally accepted accounting principles and policies consistently applied and present fairly in all material respects its consolidated financial position as at the end of, and the consolidated results of its operations for, the financial period to which they relate and, as at the end of such period it did not have any significant liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by or reserved against in, such financial statements, and there has been no material adverse change in its business or financial condition since the date of such financial statements;

(l)	No misleading information: all information provided to the Lender by or on its behalf in connection with the Facility is true and accurate in all material respects and all forecasts and projections contained therein were prepared in good faith based on assumptions believed by it to be reasonable as of the date of delivery thereof; none of the financial statements or other information furnished by it to the Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(m)	No immunity: it is generally subject to civil and commercial law and to legal proceedings and neither it nor any of its assets or revenues is entitled to any immunity or privilege (sovereign or otherwise) from any set–off, judgment, execution, attachment or other legal process.
12.2	Continuing Representation and Warranty. Each of the Borrowers and the Corporate Guarantor also represents and warrants to and undertakes with the Lender that the foregoing representations and warranties will be true and accurate in all material respects throughout the continuance of this Agreement with reference to the facts and circumstances subsisting from time to time.

12.3	Acknowledgment of Reliance. Each of the Borrowers and the Corporate Guarantor acknowledges that the Lender has entered into this Agreement in reliance upon the representations and warranties contained in this Clause.

13.	UNDERTAKINGS

13.1	Affirmative Undertakings. Each of the Borrowers and the Corporate Guarantor undertakes and agrees with the Lender throughout the continuance of the Finance Documents and so long as any sum remains owing thereunder that it will, unless the Lender otherwise agrees in writing:
(a)	Financial and other information: supply to the Lender:
(i)	as soon as they are available, but in any event within one hundred and eighty (180) days after the end of each financial year of the Group, copies of consolidated financial statements in respect of such financial year (including a consolidated profit and loss account and balance sheet) audited and certified without qualification by Deloitte & Touche LLP or another internationally recognised firm of independent accountants reasonably acceptable to the Lender;

(ii)	as soon as they are available, but in any event within ninety (90) days after the end of each quarter of each financial year of the Group, copies of its unaudited consolidated financial statements (including a consolidated profit and loss account and balance sheet) prepared on a basis consistent with its audited financial statements (subject to normal year-end audit adjustments and the absence of footnotes) together with a certificate signed by its chief financial officer to the effect that such financial statements present fairly in all material respects its financial position as at the end of, and the results of its operations for, such period;

(iii)	as soon as they are available, but in any event within ninety (90) days after the end of each half year of each of the financial year of Shenzhen Mindray, copies of its management accounts (containing such details as are customarily contained in management accounts of Shenzhen Mindray), together with a certificate signed by its chief financial officer to the effect that the information in such accounts is true and accurate in all material respects;

(iv)	as soon as they are available, but in any event within one hundred and eighty (180) days after the end of the financial year of Shenzhen Mindray, copies of the financial statements of Shenzhen Mindray in respect of such financial year (including a consolidated profit and loss account and balance sheet) audited and certified without qualification by Deloitte & Touche LLL or another internationally recognised firm of independent accountants reasonably acceptable to the Lender;

(v)	in respect of the Borrowers only, within thirty (30) days of each date for the provision of the accounts referred to in (i) and (ii) above, a certificate signed by its chief financial officer certifying that there did not exist any Event of Default or Potential Event of Default as at the end of such period (or if an Event of Default or Potential Event of Default did exist specifying the same);

(vi)	in respect of the Corporate Guarantor, at the time of issue, copies of all statements and circulars to the shareholders generally or to any class of creditors of the Guarantor;

(vii)	promptly inform the Lender if there is any adjustment in respect of the Acquisition Cost in accordance with the provisions of the Acquisition Agreement and provide the Lender with such relevant information to the Lender as it may reasonably request;

(viii)	promptly on request, such additional financial or other information (including, but not limited to, consolidated cashflows and profit and loss projections) relating to it and any Security Provider (other than the Individual Guarantors) and any member of the Group as the Lender may from time to time reasonably request;
(b)	Books and records: keep proper records and books of account in respect of its business and permit the Lender and/or any professional consultants appointed by the Lender at all reasonable times after an Event of Default or Potential Event of Default to inspect and examine its records and books of account;

(c)	Notification of default: promptly inform the Lender of:
(i)	the occurrence of any Event of Default or Potential Event of Default;

(ii)	any litigation, arbitration or administrative proceeding as referred to in Clause 12.1(g);
(d)	Compliance with laws: maintain its corporate existence and conduct its business in compliance with all laws, regulations, authorisations, agreements and obligations applicable to it and pay all taxes imposed on it when due except for such non-compliance which would not reasonably be expected to cause a Material Adverse Effect;

(e)	Ownership: procure that:

(i)	Mr. Li and Mr. Xu shall at all times in aggregate beneficially own (whether directly or indirectly) not less than 51% of the voting rights in the Corporate Guarantor;

(ii)	the Corporate Guarantor shall at all times beneficially own (whether directly or indirectly) not less than 100% of the shareholding and voting rights in each of the Borrowers;

(iii)	the Borrowers shall at all times in aggregate beneficially own (whether directly or indirectly) not less than 99% of the ownership interests or shareholding and voting rights in Shenzhen Mindray;
(f)	Amendments to constitution: procure that no amendment or supplement is made to its memorandum or articles of association without the prior written consent of the Lender except those amendment or supplement which would not be reasonably expected to cause a Material Adverse Effect;

(g)	Authorisations: maintain in full force and effect all such authorisations as are referred to in Clause 12.1(e), and take immediate steps to obtain and thereafter maintain in full force and effect any other authorisations which may become necessary or advisable for the purposes stated therein and comply with all conditions attached to all authorisations obtained;

(h)	Ranking of obligations: ensure that its obligations under this Agreement and the Corporate Guarantee at all times rank at least pari passu with all of its unsecured and unsubordinated obligations;

(i)	Use of proceeds: in respect of the Borrowers only, use the Facility exclusively for the purposes specified in Clause 2.2;

(j)	Payment obligations: punctually pay all sums due from it to the Lender and otherwise comply with its obligations under the Finance Documents to which it is a party;

(k)	Dividend Payment: in respect of any financial year of the Borrowers, procure that:
(i)	Shenzhen Mindray shall hold board and shareholders meetings to approve and resolve that the aggregate dividends to be paid by it to the Borrowers in aggregate shall not be less than the total amount of dividends required to be paid by Shenzhen Mindray to the Borrowers under the following paragraph (ii); and

(ii)	the aggregate dividends actually paid by Shenzhen Mindray to the Borrowers in aggregate shall not be less than the total amount of principal and interest and all other sums scheduled to become due and payable by the Borrowers to the Lender under the Finance Documents during such year and that such dividends shall be paid to the Borrowers to enable the Borrowers to pay the principal, interest and all other sums scheduled to become due and payable by the Borrowers to the Lender under the Finance Documents in a timely manner, provided that:
(A)	if in respect of any Repayment Date or Interest Payment Date, (x) an amount equivalent to the repayment or payment of interest required to be made on such Repayment Date or Interest Payment Date has been deposited in the MRI Account and/or the MRH Account from sources other than dividend payment or other payments or distributions from Shenzhen Mindray to the Borrowers in their capacities as shareholders of Shenzhen Mindray, the Shenzhen Mindray Deposit or the Shenzhen Mindray Securities Account 30 days before such Repayment Date or Interest Payment Date for making such repayment or payment of interest (as the case may be), and (y) repayment or payment of interest has actually been made by applying such amount; or

(B)	if in respect of any prepayment made pursuant to any provision under the Finance Document, such prepayment is made from sources other than dividend payment or other payments or distributions from Shenzhen Mindray to the Borrowers in their capacities as shareholders of Shenzhen Mindray, the Shenzhen Mindray Deposit or the Shenzhen Mindray Securities Account,
then, in each case, an amount equal to such repayment or payment of interest or prepayment may be deducted from the amount of dividends required to be paid by Shenzhen Mindray to the Borrowers under this paragraph (ii);

(iii)	any dividends and other income or cash distribution paid or to be paid by Shenzhen Mindray to the Borrowers in their capacities as the shareholders of Shenzhen Mindray shall be paid by Shenzhen Mindray directly to either the MRH Account or the MRI Account to be held therein subject to the provisions of the Charge over Account (MRH) and Charge over Account (MRI); no amount can be withdrawn from such accounts, the MRH Deposits or MRI Deposits except for making a principal repayment of the Loan or payment of interest or any other sums owed to the Lender under the Finance documents;
(l)	Principal and Interest Reserve: procure that, on the seventh (7th) Business Day prior to a Repayment Date or any Interest Payment Date and at all times thereafter up to the repayment required to be made on that Repayment Date or the payment of interest required to be made on such Interest Payment Date (as the case may be) has been fully made, the aggregate balance standing to the credit of the MRH Account and the MRI Account and the MRH Deposits and the MRI Deposits shall in aggregate exceed the aggregate amount of principal and/or interests scheduled to become due and payable by the Borrowers under the Finance Documents on such Repayment Date or Interest Payment Date (as the case may be);

(m)	Shenzhen Mindray Deposit: procure that the amount of the Shenzhen Mindray Deposit shall (i) at all times after the date of this Agreement exceed RMB300,000,000, and (ii) at all times after 30 June 2008 exceed RMB400,000,000 provided that in respect of each Repayment Date,
(I)	a withdrawal may be made from such part of the Shenzhen Mindray Deposit not later than the seventh Business Day prior to such Repayment Date if the Lender is satisfied that the proceeds of such withdrawal will be directly remitted to the MRH Account and/or MRI Account for making a repayment required to be made by the Borrowers on such Repayment Date, and if all sums required to be paid by the Borrowers on such Repayment Date has been paid, then the amount of the Shenzhen Mindray Deposit required to be maintained under this paragraph (m) shall be reduced in an amount equivalent to an amount applied for making a principal repayment on such Repayment Date from the Shenzhen Mindray Deposit; and

(II)	if an amount (from sources other than dividend payment or other payments or distributions from Shenzhen Mindray to the Borrowers in their capacities as shareholders of Shenzhen Mindray, the Shenzhen Mindray Deposit or the Shenzhen Mindray Securities Account) equal to the principal, interest and other sums required to be made on such Repayment Date has been deposited to the MRI Account and/or the MRH Account 30 days before such Repayment Date for making such payment, then if no Event of Default has occurred, Shenzhen Mindray shall be entitled to withdraw such part of the Shenzhen Mindray Deposit in an amount equivalent to the amount so deposited to the MRH Account and/or the MRI Account for making a principal repayment on such Repayment Date and the amount of the Shenzhen Mindray Deposit shall be reduced accordingly;

(III)	within seven (7) Business Days after such Repayment Date, if (A) no Event of Default or Potential Event of Default has occurred and (B) all sums required to be paid by the Borrowers on such Repayment Date have been paid, then only with respect to the amount of principal repayment made on such day which is not funded by the remittance made from the Shenzhen Mindray Deposit or the Shenzhen Mindray Securities Account to the MRH Account and/or the MRI Account for making a repayment required to be made on such Repayment Date under (I) above and provided that a reduction with respect to the amount of the Shenzhen Mindray Deposit required to be maintained has not been made in accordance with paragraph (II) above, Shenzhen Mindray shall be entitled to withdraw such part of the Shenzhen Mindray Deposit in an amount (such amount shall be calculated at the prevailing Spot Rate) equivalent to the amount of principal repayment made on such Repayment Date from sources other than the Shenzhen Mindray Deposit and the amount of the Shenzhen Mindray Deposit required to be maintained under this paragraph (m) shall be reduced accordingly;

(n)	Shenzhen Mindray Securities Account: procure that (i) the total value of the Financial Products (calculated at the time when such Financial Products are deposited into the Shenzhen Mindray Securities Account) deposited with the Shenzhen Mindray Securities Account shall not be less than RMB600,000,000 and (ii) if the Borrower shall thereafter withdraw, redeem, add, replace or otherwise transfer any Financial Products to or from the Shenzhen Mindray Securities Account, the total value of such Financial Products (calculated at the time of any such change) deposited in such account shall not less than RMB600,000,000 (if any Financial Products are denominated in a currency other than RMB, the value of such Financial Products shall be calculated by the Lender by applying the prevailing Spot Rate of RMB on the applicable date of deposit or change), provided that in respect of each Repayment Date,
(I)	if the amount of the Shenzhen Mindray Deposit is or has been reduced to zero, the Borrower may (through the Lender) instruct BOC Shenzhen to sell or otherwise dispose of such part of the Financial Products deposited in the Shenzhen Mindray Securities Account and remit the entire proceeds thereof to the MRH Account and/or the MRI Account not later than the seventh Business Day prior to such Repayment Date for making a repayment required to be made by the Borrowers on such Repayment Date, and if all sums required to be paid by the Borrowers on such Repayment Date has been paid, then the aggregate value of the Financial Products required to be deposited in the Shenzhen Mindray Securities Account under this paragraph (n) shall be reduced in an amount equivalent to the value of Financial Products applied for making a principal repayment on such Repayment Date; and

(II)	if an amount (from sources other than dividend payment or other payments or distributions from Shenzhen Mindray to the Borrowers in their capacities as shareholders of Shenzhen Mindray, the Shenzhen Mindray Deposit or the Shenzhen Mindray Securities Account) equal to the principal, interest and other sums required to be made on such Repayment Date has been deposited to the MRI Account and/or the MRH Account 30 days before such Repayment Date for making such payment, then if no Event of Default has occurred and if the amount of the Shenzhen Mindray Deposit is or has been reduced to zero, Shenzhen Mindray shall be entitled to withdraw Financial Products from the Shenzhen Mindray Securities Account the aggregate value of which shall be equivalent to the amount so deposited to the MRH Account and/or the MRI Account for making a principal repayment on such Repayment Date, and the total value of the Financial Products required to be deposited in the Shenzhen Mindray Securities Account shall be reduced;

(III)	within seven (7) Business Days after such Repayment Date, if (A) no Event of Default or Potential Event of Default has occurred, (B) all sums required to be paid by the Borrowers on such Repayment Date have been paid and (C) the amount of the Shenzhen Mindray Deposit has been reduced to zero, then only with respect to the amount of principal repayment made on such day which is not funded by the Shenzhen Mindray Deposit or the proceeds from any sale or disposal of Financial Products that have been remitted to the MRH Account and/or the MRI Account for making a repayment required to be made on such Repayment Date under (I) above and provided that a reduction with respect to the value of the Financial Products required to be maintained in the Shenzhen Mindray Securities Account has not been made in accordance with paragraph (II) above, Shenzhen Mindray shall be entitled to withdraw Financial Products from the Shenzhen Mindray Securities Account the aggregate value of which shall be equivalent to the amount of principal repayment made on such Repayment Date from sources other than the Financial Products deposited in the Shenzhen Mindray Securities Account less (if in respect of such repayment made, a withdrawal has been made with respect to certain amount of the Shenzhen Mindray Deposit in accordance with paragraph (m) above), an amount equal to the amount withdrawn in respect of the Shenzhen Mindray Deposit in accordance with paragraph (m) above (the “Actual Deducted Amount”), and the total value of the Financial Products required to be deposited in the Shenzhen Mindray Securities Account shall be reduced up to the Actual Deducted Amount accordingly;
(o)	Addition or Withdrawal from the Shenzhen Mindray Securities Account: not withdraw, redeem, add, replace or otherwise transfer or deal with the Financial Products deposited in the Shenzhen Mindray Securities Account unless five (5) Business Days prior written notice has been given to the Lender for adjusting the interest margin calculation;

(p)	Keyman Insurance: acknowledges that the Lender will take out a life insurance policy (with the Lender being the policy owner) with respect to Mr. Xu with a coverage of at least RMB200,000,000 with such insurer and on such terms as the Lender may determine, each of the Borrowers undertakes that it will on demand pay all premium, all fees and all other expenses which may be incurred by the Lender in respect thereof from time to time;

(q)	Datascope’s Patient Monitoring Business: within six (6) months after the date of the Advance, deliver a financial due diligence report (in form and substance satisfactory to the Lender) dated a date not earlier than one (1) month of its delivery on the Datascope’s Patient Monitoring Business issued by an independent firm of international accountants acceptable to the Lender confirming, inter alia, that the total liability (actual or contingent) of Datascope’s Patient Monitoring Business does not exceed US$50,000,000.

(r)	Listing Status: ensure that all issued shares in the share capital of the Guarantor will continue to be listed on the New York Stock Exchange and that the trading of such shares will not be suspended for a period of more than seven (7) consecutive trading days (excluding any day when trading is generally suspended on the New York Stock Exchange) without the prior written consent of the Lender;

(s)	Monitoring Agreements: within seven (7) Business Days after the date of the Advance, deliver to the Lender (i) the Monitoring Agreement (Cash) duly executed by the Borrowers, BOC (HK) Shenzhen and Shenzhen Mindray and (ii) the Monitoring Agreement (Financial Products) duly executed by the Borrowers, BOC Shenzhen and Shenzhen Mindray.
13.2	Negative Undertakings. Each of the Borrowers and the Corporate Guarantor undertakes and agrees with the Lender throughout the continuance of the Finance Documents and so long as any sum remains owing thereunder that it will, unless the Lender otherwise agrees in writing:
(a)	Merger: not merge or consolidate with any other entity or take any step with a view to dissolution, liquidation or winding–up;

(b)	Reduction of capital: not purchase or redeem any of its issued shares or reduce its share capital or make a distribution of assets or other capital distribution to its shareholders or make a repayment in respect of any loans or other indebtedness owing to any of its shareholders, except as permitted to make a dividend payment under Clause 13.2(c) or (in respect of the Corporate Guarantor only) for the buyback of employee equity upon the termination of employment;

(c)	Dividends: not declare or pay any dividend or make any other income distribution to its shareholders, provided that if no Event of Default has occurred, such declaration or payment of dividend may be made if, at the time of making such declaration or payment, the aggregate amount of (i) the credit balance of the MRH Account and the MRI Account, (ii) the MRI Deposits and the MRH Deposits, (iii) the amount of the Shenzhen Mindray Deposit and (iv) the total value of the Financial Products in the Shenzhen Mindray Securities Account are not, in each case, less than the amounts required to be deposited in such relevant accounts;

(d)	Change of business: not materially change the nature of its business from that carried on at the date of this Agreement (after giving effect to the Acquisition) or reasonably similar or complementary thereto;

(e)	Disposals: procure that none of the Borrowers or Shenzhen Mindray or the Corporate Guarantor shall sell, transfer or otherwise assign, deal with or dispose of all or any part of its business or (except for good consideration or in the ordinary course of its business) its assets or revenues, whether by a single transaction or by a number of transactions whether related or not;

(f)	Lending; guarantees: procure that none of the Borrowers or Shenzhen Mindray or the Corporate Guarantor shall make or grant any loan or advance or guarantee or in any other manner be or become directly or indirectly or contingently liable for any indebtedness or other obligation of any other person, except in each case indebtedness (including trade payables), loans, advance or guarantee as may be necessary in the ordinary course of its business or otherwise permitted by Clause 13.2 (h)(i) and (ii) and (iii);

(g)	Negative pledge: procure that none of the Borrowers or Shenzhen Mindray shall create or attempt or agree to create or permit to arise or exist any Encumbrance over all or any part of its property, assets or revenues except (i) any Encumbrance created under the Security Documents, (ii) any lien arising in the ordinary course of its business and not in connection with the borrowing or raising of money or credit and provided that the obligation which is thereby secured is paid when due or contested in good faith by appropriate proceedings and properly provisioned and (iii) in respect of any indebtedness referred to in Clause 13.2(h)(iii), to the extent that the same represents ordinary trade, overdraft and other working capital facilities for the purpose of financing the purchase of goods and materials, discounting of bills and other similar purpose which is in the normal course of business of the Borrowers or Shenzhen Mindray (as the case may be), Encumbrance may be created in respect of such goods and materials, account receivables and such relevant overdraft accounts which are the subject matter of such aforesaid trade, overdraft or other working capital facilities;

(h)	Indebtedness: procure that no member of the Group (including the Borrowers, the Corporate Guarantor and Shenzhen Mindray) shall borrow or raise money or credit or permit to subsist any account or financial facilities with any bank or financial institution or any person except the following:
(i)	from the Lender under the Finance Documents;

(ii)	(1) intercompany indebtedness incurred in the ordinary course of business in connection with the cash management and tax efficiency of the Group and (2) intercompany indebtedness so long as such indebtedness is subject to the provisions of the Subordination Deed (MRH) or the Subordination Deed (MRI) and (3) intercompany indebtedness in the ordinary course of its business;

(iii)	indebtedness owing to banks or other financial institutions as necessary in the ordinary course of its business, provided that the maximum aggregate amount of all such indebtedness not at any time to exceed 15% of the Consolidated Tangible Net Worth of the Corporate Guarantor (as defined in the Corporate Guarantee);

(iv)	(1) any indebtedness of the Corporate Guarantor that is convertible into equity or (2) any debt that is contractually (pursuant to a subordination agreement reasonably satisfactory to the Lender) subordinated to the Facility;

(v)	trade payables and other indebtedness arising in its ordinary course of business;
(i)	Other obligations: enter into any agreement or obligation which would reasonably be expected to cause a Material Adverse Effect.
13.3	Collateral Undertaking. Each of the Borrowers undertakes and agrees with the Lender throughout the continuance of the Finance Documents and so long as any sum remains owing thereunder that, if at any time the amount of the Loan exceeds seventy percent (70%) of the Acquisition Cost, the Lender may notify the Borrowers who shall not later than the close of business in Hong Kong on the seventh (7th) Business Day after notification prepay such amount of the Loan as may be determined by the Lender to be appropriate together with all interest accrued in respect of such amount and all other sums, if any, then due and payable under this Agreement so as to ensure that, immediately after such prepayment, the amount of the Loan amounts not more than seventy per cent (70%) of the Acquisition Cost.
14. EVENTS OF DEFAULT
14.1	Events of Default. Each of the following events and circumstances shall be an Event of Default:
(a)	Non-payment: either Borrower fails to pay any sum payable under any Finance Document to which it is a party when due or otherwise in accordance with the provisions thereof provided that if the failure to pay is caused by administration or technical error and payment is made within three (3) Business Days of its due date then such failure shall not result in the Event of Default (for the avoidance of doubt, default interest will start to incur on such due date);

(b)	Other obligations: either Borrower or any Security Provider fails duly and punctually to perform or comply with any of its respective obligations or undertakings under any Finance Document to which it is a party and, in respect of a failure which is not a failure to pay money, does not remedy such failure to the Lender’s satisfaction within seven (7) days (or such longer period as the Lender may approve) after receipt of written notice from the Lender requiring it to do so;

(c)	Misrepresentation: any representation or warranty made or deemed to be made by either Borrower or any Security Provider in or in connection with any Finance Document proves to have been incorrect or misleading in any material respect;

(d)	Cross default: either Borrower defaults or receives notice of default under any agreement or obligation relating to borrowing or any indebtedness of the Borrower becomes payable or capable of being declared payable before its stated maturity or is not paid when due or any Encumbrance, guarantee or other security now or hereafter created by either Borrower becomes enforceable;

(e)	Authorisation: any of the authorisations referred to in Clause 12.1(e) is not granted or ceases to be in full force and effect or is modified in a manner which is reasonably expected to have a Material Adverse Effect, or if any law, regulation, judgment or order (or the repeal or modification of any of the foregoing) suspends, varies, terminates or excuses performance by either Borrower of any of its obligations under any Finance Document to which it is a party or purports to do any of the same;

(f)	Creditor’s process: a creditor takes possession of all or any part of the business or assets of either Borrower or any execution or other legal process is enforced against the business or any asset of either Borrower and is not discharged within fifteen (15) days;

(g)	Insolvency proceedings: a petition is presented or a proceeding is commenced or an order is made or an effective resolution is passed or any other step is taken by any person for the winding-up, insolvency, administration, reorganisation, reconstruction, dissolution or bankruptcy of either Borrower or for the appointment of a liquidator, receiver, administrator, trustee or similar officer of either Borrower or of all or any part of its business or assets;

(h)	Suspension of payments: either Borrower stops or suspends payments to its creditors generally or is unable or admits its inability to pay its debts as they fall due or seeks to enter into any composition or other arrangement with its creditors or is declared or becomes bankrupt or insolvent;

(i)	Analogous events: any event occurs which in the reasonable opinion of the Lender appears to have an effect analogous to any of the matters set out in paragraphs (f), (g) or (h) above in any jurisdiction in which either Borrower is incorporated or carries on business;

(j)	Cessation of business; expropriation: either Borrower ceases or threatens to cease to carry on its business or any substantial part thereof or changes or threatens to change the nature or scope of its business or either Borrower disposes of or threatens to dispose of or any governmental or other authority expropriates or threatens to expropriate all or any substantial part of its business or assets;

(k)	Other parties: any event which has an effect equivalent or similar to any of the events described in any of the above paragraphs occurs, mutatis mutandis, in relation to any Security Provider or if any such person (being an individual) commits an act of bankruptcy, dies or becomes of unsound mind, provided that the death or becoming of unsound mind of either Individual Guarantor shall not be an Event of Default if such death or becoming of unsound mind does not, in the reasonable determination of the Lender, have a Material Adverse Effect and the Lender is satisfied that all terms in the Finance Documents will be complied with;

(l)	Unlawfulness: any Finance Document or any provision thereof ceases for any reason to be in full force and effect or is terminated or jeopardised or becomes invalid or unenforceable or if there is any dispute regarding the validity or enforceability of the same or if there is any purported termination or repudiation of the same or it becomes impossible or unlawful for either Borrower or any other party thereto to perform any of its obligations thereunder or for the Lender to exercise all or any of its rights, powers and remedies thereunder;

(m)	Security Documents: any event or circumstance specified in any Security Document as an event of default;

(n)	Material adverse change: any situation occurs which gives reasonable grounds to believe that an event having a Material Adverse Effect has occurred.
14.2	Declarations. If an Event of Default has occurred the Lender may, by written notice to either Borrower:
(a)	declare the Loan, accrued interest and all other sums payable hereunder to be, whereupon they shall become, immediately due and payable without further demand, notice or other legal formality of any kind; and/or

(b)	declare the Facility terminated whereupon the obligation of the Lender to make further Advances hereunder shall immediately cease.
15. DEFAULT INTEREST
15.1	Rate of Default Interest. If either Borrower fails to pay any sum payable under this Agreement when due, the following provisions shall apply:
(a)	Normal Default Interest. Subject as provided in Clause 15.1(b), the Borrowers shall pay interest on such overdue sum from and including the due date to the date of actual payment (after as well as before judgment) at the rate per annum determined by the Lender to be the aggregate of:
(i)	five per cent (5%);

(ii)	the Margin; and

(iii)	LIBOR (as determined by the Lender on such date or dates on or after the due date for payment as the Lender may select) calculated with reference to such periods and such amounts as the Lender considers appropriate or, if any of the circumstances described in Clause 7.1 applies, the rate from time to time certified by the Lender to be the rate representing the cost to it of funding the unpaid sum by whatever means it considers to be appropriate.
The Lender shall notify the Borrowers of the duration of each such funding period and each interest rate determined under this Clause.

(b)	Modification for Advances. Where the unpaid sum is of principal which became due and payable on a date during, but not the last day of, an Interest Period relating thereto and none of the circumstances described in Clause 7.1 apply in relation to such Interest Period, the first period selected by the Lender under Clause 15.1(a) in respect of such amount shall equal the unexpired portion of the Interest Period and, for the duration of such period, there shall be substituted for the rate specified in Clause 15.1(a) the rate of five per cent (5%) above the rate calculated in accordance with Clause 5.5 (including the Margin) and applicable to the unpaid amount immediately before it fell due.

15.2	Calculation of Default Interest. Interest at the rate or rates determined from time to time as aforesaid shall accrue from day to day, shall be calculated on the basis of the actual number of days elapsed and a 360 day year, shall be compounded at the end of each successive funding period considered appropriate by the Lender for the purposes of Clause 15.1 and shall be payable from time to time on demand.
16. INDEMNITIES AND SET-OFF
16.1	General Indemnity. The Borrowers shall indemnify the Lender against all losses, liabilities, damages, costs and expenses (including loss of profit) which the Lender may incur as a consequence of the information produced or approved by the Borrowers being or being alleged to be misleading or deceptive in any respect or any Event of Default or any other breach by the Borrowers of any of its obligations under any Finance Document to which it is a party or any failure to borrow in accordance with the Notice of Drawing or any prepayment under this Agreement (except under Clause 6.2) or otherwise in connection with the Finance Documents (including any loss or expense incurred in liquidating or redeploying funds acquired or arranged for the purposes of a proposed Advance or to maintain the Loan or any unpaid sum or in terminating any such arrangement or any hedging arrangement in respect of this Agreement and any interest or fees incurred in funding any unpaid sum, but taking into account any interest paid by the Borrowers in respect of such unpaid sum under Clause 15) provided that the Borrowers shall not be required to indemnify the Lender in respect of any losses, liabilities, damages, costs and expenses caused by the gross negligence or wilful default of the Lender.
16.2	Currency Indemnity. Dollars shall be the currency of account and of payment in respect of sums payable under the Finance Documents. If an amount is received in another currency, pursuant to a judgment or order or in the liquidation of the Borrowers or otherwise, the Borrowers’ obligations under the Finance Documents to which it is a party shall be discharged only to the extent that the Lender may purchase Dollars with such other currency in accordance with normal banking procedures upon receipt of such amount. If the amount in Dollars which may be so purchased, after deducting any costs of exchange and any other related costs, is less than the relevant sum payable under the relevant Finance Document, the Borrowers shall indemnify the Lender against the shortfall. This indemnity shall be an obligation of the Borrowers independent of and in addition to its other obligations under the Finance Documents and shall take effect notwithstanding any time or other concession granted to the Borrowers or any judgment or order being obtained or the filing of any claim in the liquidation, dissolution or bankruptcy (or analogous process) of the Borrowers.

16.3	Set-Off. If an Event of Default has occurred the Lender shall have the right, without notice to either Borrower or any other person, to set off and apply any credit balance on any account (whether subject to notice or not and whether matured or not and in whatever currency) of either Borrower with the Lender and any other indebtedness owing by the Lender to either Borrower, against the liabilities of either Borrower under the Finance Documents and the Lender is authorised to purchase with the monies standing to the credit of any such account such other currencies as may be necessary for this purpose. This Clause shall not affect any general or banker’s lien, right of set-off or other right to which the Lender may be entitled.

17. WAIVER AND SEVERABILITY
Time is of the essence of this Agreement but no failure or delay by the Lender in exercising any right, power or remedy hereunder shall impair such right, power or remedy or operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies herein provided are cumulative and do not exclude any other rights, powers and remedies provided by law. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, the legality, validity and enforceability of such provision under the law of any other jurisdiction, and of the remaining provisions of this Agreement, shall not be affected or impaired thereby.
18. MISCELLANEOUS
18.1	Execution. This Agreement shall become effective as of the date hereof.

18.2	Entire Agreement. The Finance Documents constitute the entire obligation of the Lender and supersede any previous expressions of intent or understandings in respect of this transaction.

18.3	Publicity. No announcement or other publicity in connection with this Agreement or relating in any way to the Facility shall be made or arranged except by the Lender with the Lender’s prior written consent (except when such announcement or publicity is made in compliance with the Group’s public reporting obligations).

18.4	Amendments in Writing. Any amendment or waiver of any provision of this Agreement and any waiver of any default under this Agreement shall only be effective if made in writing and signed by the Lender.

18.5	Counterparts. This Agreement may be executed in counterparts and by different parties on separate counterparts which when taken together shall be deemed to constitute one agreement.

18.6	“Know your customer” checks. If:
(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of either Borrower or the composition of the shareholders of either Borrower after the date of this Agreement; or

(c)	a proposed assignment or transfer by the Lender of any of its rights and/or obligations under this Agreement to another party,

obliges the Lender (or, in the case of paragraph (c) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, such Borrower shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or, in the case of the event described in paragraph (c) above, on behalf of any prospective new Lender) in order for such Lender or, in the case of the event described in paragraph (c) above, any prospective new Lender to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
19. ASSIGNMENT
19.1	The Borrowers. The Borrowers shall not assign any of its rights and benefits hereunder.

19.2	The Lender. The Lender may at any time assign to any one or more persons (an “assignee lender”) all or any part of its rights, benefits and obligations under or arising out of the Finance Documents with the Borrowers’ consent except for assignment to the Lender’s affiliate. The Borrowers shall execute and do all such transfers, assignments, assurances, acts and things as the Lender may reasonably request for perfecting and completing the assignment of such rights, benefits and obligations. Upon any such assignment taking effect (i) the Lender shall be released from such obligations and the Borrowers shall look only to the assignee lender in respect of such obligations to the extent so assigned and (ii) references in the Finance Documents to the Lender shall be construed accordingly as references to the assignee lender or the Lender, as relevant. All agreements, representations and warranties made herein shall survive any assignments made pursuant to this Clause and shall inure to the benefit of all assignee lenders as well as the Lender.

19.3	Participations. The Lender may at any time grant one or more participations in its rights and/or obligations under the Finance Documents but the Borrowers shall not be concerned in any way with any participation so granted.

19.4	Disclosure. The Lender may disclose to (i) any assignee lender or participant or potential assignee lender or participant, (ii) any Holding Company of the Lender, (iii) any Subsidiary of the Lender or of its Holding Company or (iv) any third party service provider which provides services of any kind to the Lender in connection with the operation of its business on a confidential basis such information about the Borrower as the Lender shall consider appropriate. The Lender and any person to which disclosure has been made pursuant to this Clause may also make such disclosures as may be required by any applicable law or regulation of Hong Kong or elsewhere.

19.5	Lending Office. The Lender shall act initially through its lending office at the address set out in this Agreement and may act subsequently through any of its other offices as selected by it from time to time.

20. NOTICES
20.1	Delivery. Each notice, demand or other communication to be given or made under this Agreement shall be in writing and delivered or sent to the relevant party at its address or fax number set out below (or such other address or fax number as the addressee has by five (5) days’ prior written notice specified to the other party):

To the Borrowers:	MR Holdings (HK) Limited
MR Investments (HK) Limited
Units 13-14, 28th Floor
Convention Plaza Office Tower
1 Harbour Road
Hong Kong

Fax Number : (852) 2511 0705
Attention : Mr. Tim Fitpatrick, General Counsel

To Corporate:	Mindray Medical International Limited
Guarantor:	c/o MR Holdings (HK) Limited
Units 13-14, 28th Floor
Convention Plaza Office Tower
1 Harbour Road
Hong Kong

Fax Number : (852) 2511 0705
Attention : Mr. Tim Fitpatrick, General Counsel

To the Lender:	Bank of China (Hong Kong) Limited
11/F., Bank of China Centre
Olympian City
11 Hoi Fai Road
West Kowloon
Hong Kong

Fax Number : (852) 2530 4318
Attention : Loans Division
20.2	Deemed Delivery. Any notice, demand or other communication so addressed to the relevant party shall be deemed to have been delivered (a) if given or made by letter, when actually delivered to the relevant address and (b) if given or made by fax, when despatched with electronic confirmation of complete and error-free transmission Provided that, if such day is not a working day in the place to which it is sent, such notice, demand or other communication shall be deemed delivered on the next following working day at such place.

20.3	Language. Each notice, demand or other communication hereunder and any other documents required to be delivered hereunder shall be either in English or accompanied by a certified translation thereof into the English language.

21. GOVERNING LAW AND JURISDICTION
21.1	Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of Hong Kong.

21.2	Jurisdiction. The Borrowers irrevocably agree for the benefit of the Lender that any legal action or proceeding arising out of or relating to this Agreement may be brought in the courts of Hong Kong and irrevocably submits to the non-exclusive jurisdiction of such courts.

21.3	No Limitation on Right of Action. Nothing herein shall limit the right of the Lender to commence any legal action against the Borrowers and/or their respective property in any other jurisdiction or to serve process in any manner permitted by law, and the taking of proceedings in any jurisdiction shall not preclude the taking of proceedings in any other jurisdiction whether concurrently or not.

21.4	Waiver, Final Judgment Conclusive. Each of the Borrowers irrevocably and unconditionally waives any objection which it may now or hereafter have to the choice of Hong Kong as the venue of any legal action arising out of or relating to this Agreement and agrees not to claim that any court thereof is not a convenient or appropriate forum. Each of the Borrowers also agrees that a final judgment against it in any such legal action shall be final and conclusive and may be enforced in any other jurisdiction, and that a certified or otherwise duly authenticated copy of the judgment shall be conclusive evidence of the fact and amount of its indebtedness.

21.5	Waiver of Immunity. Each of the Borrowers irrevocably and unconditionally waives any immunity to which it or its property may at any time be or become entitled, whether characterised as sovereign immunity or otherwise, from any set-off or legal action in Hong Kong or elsewhere, including immunity from service of process, immunity from jurisdiction of any court or tribunal, and immunity of any of its property from attachment prior to judgment or from execution of a judgment.
IN WITNESS whereof this Agreement has been executed by the parties hereto on the date stated at the beginning of this Agreement.

THE BORROWERS

SIGNED for and on behalf of	)
MR HOLDINGS (HK) LIMITED	) /s/ Li Xiting
by Li Xiting	)

SIGNED for and on behalf of	)
MR INVESTMENTS (HK) LIMITED	) /s/ Li Xiting
by Li Xiting	)

THE CORPORATE GUARANTOR

THE COMMON SEAL of	)
MINDRAY MEDICAL	) /s/ Xu Hang
INTERNATIONAL LIMITED	)
was affixed to this Deed	)
in the presence of Li Xiting	) /s/ Li Xiting

THE LENDER

SIGNED for and on behalf of	)
BANK OF CHINA (HONG KONG)	) /s/ Chin Lai Ngan, Lian
LIMITED	) /s/ So Yin Ping, Yvonne
by Chin Lai Ngan, Lian	)
So Yin Ping, Yvonne	)

Appendix 1
Form of Notice of Drawing

From:	MR Holdings (HK) Limited
MR Investments (HK) Limited

To:	Bank of China (Hong Kong) Limited
                                              200
Dear Sirs,

US$141,400,000 loan facility:
Loan Agreement dated	2008

We refer to the above Loan Agreement, and hereby give notice that we wish to draw the Advance under the Facility on                      200       in the amount of US$                     .
The proceeds of the Advance are to be used exclusively for the purposes specified in the Loan Agreement.
The proceeds of the Advance should be disbursed to the following accounts of the Vendor or its Subsidiaries for payment of the Acquisition Cost:
1.	the account opened in the name of [name of Vendor entity] with [name of account bank] with account number [account number] [quoting reference: [ ]];

2.	the account opened in the name of [name of Vendor entity] with [name of account bank] with account number [account number] [quoting reference: [ ]];

3.	the account opened in the name of [name of Vendor entity] with [name of account bank] with account number [account number] [quoting reference: [ ]];

4.	the account opened in the name of [name of Vendor entity] with [name of account bank] with account number [account number] [quoting reference: [ ]];

5.	the account opened in the name of [name of Vendor entity] with [name of account bank] with account number [account number] [quoting reference: [ ]].
The first Interest Period in relation to the Advance shall be [           (    )] month(s) (subject as provided in clause 5.2 of the Loan Agreement).
We confirm that:
(a)	the representations and warranties set out in clause 12.1 of the Loan Agreement, repeated with reference to the facts and circumstances subsisting at the date of this notice, remain true and correct in all material respects; and

(b)	no Event of Default or Potential Event of Default has occurred which remains unwaived or unremedied or would result from the making of the Advance.
Terms defined in the Loan Agreement have the same meanings when used in this notice.

For and on behalf of	For and on behalf of
MR Holdings (HK) Limited	MR Investments (HK) Limited